Trustco Bank	Exhibit 99(a)
Bank Corp NY	News Release
5 Sarnowski Drive, Glenville, New York , 12302

Subsidiary: Trustco Bank	Robert J. McCormick
Chairman, President and
Chief Executive Officer

June 2010

Dear Fellow Shareholders;

In the coming days you will receive your check or credit to the designated account for the cash dividend on your TrustCo Bank Corp NY common stock shares which was declared by our Board of Directors during the second quarter of 2010.  We are pleased to continue a history of over 100 years of continuous cash dividends to our shareholders.

We are also pleased that so many of you were able to join us at our annual meeting in May.  For those of you unable to attend, we followed the formal business part of the meeting with comments on our 2009 results and outlook for the future.  While conditions in our industry remain difficult, we noted that many of our key measures of financial performance and health are improving, and significantly exceed our peer group.  These positive trends bode well for the balance of 2010.  As we reported at the meeting, our three board nominees were elected and our auditor was ratified by shareholders.

We appreciate your support and will continue building a company we can all be proud of.  I wish you a healthy and happy summer.

Sincerely,

/s/ Robert J. McCormick

Robert J. McCormick
Chairman, President and Chief Executive Officer